Exhibit 10.3

March 10, 2017

Mr. R. Kirk Morgan

c/o Actua Corporation

555 E. Lancaster Avenue, Suite 640

Radnor, PA 19087

Dear Kirk:

This letter agreement amends and restates the letter agreement dated December 16, 2014. I am very pleased to present the severance package that will be made available to you, subject to the terms set forth herein, should the Actua USA Corporation (the “Company”) terminate you without Cause (as defined below) on or prior to December 31, 2020. The terms and benefits are set forth below.

For purposes of this letter agreement, “Cause” shall mean a finding by the Compensation Committee of the Company’s parent, Actua Corporation (“Actua”), that (i) you have breached your employment, service, restrictive covenant, noncompetition, nonsolicitation or other similar contract with Actua or the Company; (ii) you have been engaged in disloyalty to Actua, the Company or any of their affiliates, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty in the course of your employment or service; (iii) you have disclosed trade secrets or confidential information of Actua, the Company or any of their affiliates to persons not entitled to receive such information; or (iv) you have entered into competition with Actua, the Company or one of their affiliates.

•	SEVERANCE PAY – Unless payment is required to be delayed pursuant to paragraph (b) of “Section 409A of the Internal Revenue Code” below, within sixty (60) days after your termination of employment, the Company will pay you a lump sum payment equal to twelve (12) months of base salary plus target bonus at the rate existing as of the date of termination of employment.

•	ANNUAL BONUS – Unless payment is required to be delayed pursuant to paragraph (b) of “Section 409A of the Internal Revenue Code” below, payment of a pro rated bonus shall be made if, as and when bonuses are paid to other executives of the Company, provided that such payment, if any, shall be paid on or after the January 1 of the year following the year in which your termination of employment occurs, but not later than March 15 of such year.

•	EMPLOYEE BENEFITS – The Company will continue to provide you and your family medical and dental insurance at the same percent of premium payment existing at the time of termination until the earlier of (A) twelve (12) months after termination of employment; or (B) your eligibility for any of these benefits under another employer’s or spouse’s employer’s plan.

Mr. R. Kirk Morgan

March 10, 2017

•	OUTPLACEMENT – The Company will provide you outplacement career counseling until the earlier of (A) twelve months after termination of employment; and (B) your employment with a subsequent employer.

•	EQUITY – Your Actua stock appreciation rights (“SARs”) and stock options shall be exercisable after your termination of employment until the earliest of (i) twenty-four (24) months, (ii) twelve (12) months after the Actua share price is maintained at a price per share of $30.00 or greater (subject to adjustment for stock splits and the like) for twenty (20) consecutive trading days after termination of your employment and (iii) the original termination date of each such SAR or stock option.

•	RELEASE – Availability of these severance benefits will be conditioned upon your executing, and not rescinding or breaching, upon termination of employment a release of liability in a form acceptable to the Company. If you elect not to sign a release of liability, you will be eligible for the standard severance package applicable at that time.

Section 409A of the Internal Revenue Code

(a)    Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and all installment payments shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

(b)    Payment Delay. To the maximum extent permitted under section 409A of the Code, the severance benefits payable under this Agreement are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any amount payable to you during the six (6)-month period following your termination date that does not qualify within either of the foregoing exceptions and is deemed as deferred compensation subject to the requirements of section 409A of the Code, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of your termination of employment, Actua’s (or any entity required to be aggregated with Actua under section 409A of the Code) stock is publicly-traded on an established securities market or otherwise and you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion

Mr. R. Kirk Morgan

March 10, 2017

of Actua (or any successor thereto) in accordance with Actua’s (or any successor thereto) “specified employee” determination policy), then Actua shall postpone or cause to be postponed the commencement of the payment of the portion of the Excess Amount that is payable within the six (6)-month period following your termination date with the Company (or any successor thereto) for six (6) months following your termination date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to you within ten (10) days following the date that is six (6) months following your termination date with the Company (or any successor thereto). If you die during such six (6)-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of section 409A of the Code, such Excess Amount shall be paid to the personal representative of your estate within sixty (60) days after your death.

We trust that our commitment to protect the financial security of you and your family will strengthen your loyalty to Actua. Our sincere belief is that the current Actua team, including you, is outstanding and will drive our success against our business plan. This success will provide meaningful financial rewards to our shareholders and employees.

This letter is not intended to modify your status as an at-will employee of the Company and all other employment terms and conditions remain the same.

Sincerely,

/s/ Walter W. Buckley, III

Walter W. Buckley, III

Chief Executive Officer

Acknowledged and agreed as of

March 10, 2017:

/s/ R. Kirk Morgan

R. Kirk Morgan

cc: Employee file